ISCO International Reports Financial Results for the Third Quarter 2008 and Upcoming Investor Call

Elk Grove Village, IL (November 12 2008) – ISCO International, Inc. (AMEX: ISO), a  supplier of RF management and interference-control solutions for the wireless telecommunications industry along with integrated software solutions for public safety and enterprise customers  today reported preliminary financial results for the third quarter 2008.  These results are provided on a preliminary basis and do not reflect the impact of a yet to be determined potential non-cash charge to goodwill that is currently being evaluated by the Company.

Third Quarter Results

ISCO reported consolidated net revenues for the third quarter of 2008 of $1.9 million, no change when compared to the third quarter 2007. All 2008 consolidated amounts include the addition of Clarity Communications Systems Inc., the software business, which was acquired by ISCO on January 3, 2008. Consolidated gross margin was $0.9 million compared to $0.7 million for the same period in 2007. Gross margin rates increased to 47% from 37% in the prior year due to the inclusion of project work performed by the software segment which have higher margins than the hardware segment as well as a higher proportion of hardware revenues derived from the sale of our Adaptive Interference Mitigation (AIM) products which have a higher gross margin than other hardware products.

Consolidated operating loss for the third quarter of 2008 was $2.0 million compared to an operating loss of $1.6 million for the third quarter of 2007. The increase in operating loss was due to additional costs incurred to operate the software segment. Compared to the same quarter in 2007, operating expenses associated with the hardware segment were lower due to reductions in R&D of 28%; reductions in Selling and Marketing of 16% and reductions in Administration of 10%.  Spending in these categories declined 7.5% on a sequential basis from the second quarter of 2008.  The operating loss from the software business totaled $0.6 million.  The operating loss in the hardware segment was $1.4 million or 13% lower than in the third quarter 2007.

Consolidated net loss for the third quarter for 2008 was $2.3 million compared to the net loss of $1.8 million for the same period in 2007.  Net interest expense increased $0.1 million due to increased outstanding debt levels during 2008.

Total charges related to stock-based compensation expense, interest, taxes, depreciation and amortization decreased by $0.1 million in the third quarter of 2008 from the third quarter of 2007.

Consolidated operating loss for the nine months ended September 30, 2008 was $6.5 million which was composed of $2.9 million related to the software segment and $3.6 million related to the hardware segment. The operating loss from hardware operations compares favorably to the nine months ended September 30, 2007, in which the operating loss totaled $4.3 million.

Consolidated net loss for the nine months ended September 30, 2008 totaled $7.4 million, which was driven by the inclusion of results from the software segment mentioned above as well as an increase in net interest expense of $.2 million. Net loss from the hardware segment for the nine months ended September 30, 2008, was $4.5 million, an improvement of $0.5 million or approximately 10% from the comparable year ago period.

 “Like many companies, ISCO’s revenues were negatively impacted by the softness in the economy and reduced capital spending’, said Gordon Reichard, Jr. CEO of ISCO. “As we have consistently indicated, the turn around of ISCO is going to take time.  While our hardware revenue was lower our gross margins and profitability improved showing early signs of success from our strategy to focus on our AIM products and their value to customers.  Additionally, the re-inventing and building of a new sales and marketing engine focused on value selling and revenue diversification is just beginning taking hold and show results.” “Continued execution of our strategies depends on the availability of sufficient funding. As we continue efforts to grow our revenues, we will manage costs and work to ensure adequate operating funds.”

The financial results referenced in this press release are preliminary. As the Company’s market capitalization has been less than its book value for approximately 60 days, the Company is performing an interim goodwill impairment assessment under SFAS 142 “Goodwill and Other Intangible Assets”. The Company has not completed its assessment and does not know the amount, if any, of this non-cash goodwill impairment charge.  Total goodwill at September 30, 2008 was $19.6 million and was comprised of $13.4 million related to the hardware segment and $6.2 million related to the software segment. If there is an impairment, the non-cash charge associated with the impairment could result in a substantial reduction in the carrying value of these assets.  At this time, the Company anticipates that any impairment charge would be recorded in its financial statements for the fiscal year ended December 31, 2008, which will be included in its Annual Report on Form 10-K that will be filed with the US Securities and Exchange Commission.

Investor call
An investor call will be held on Thursday, November 13th, at 11:00am eastern.  To participate in the call domestically, dial 1-888-241-0558.  International callers should dial 1-647-427-3417. The conference name is “ISCO.”  The call will be replayed for 30 days at 1-800-395-0364 (or 1-402-220-2885 for international callers) with a pass code of 72489575.

Following the presentation, a short question and answer session will be held.  Participants are asked to dial in 10 minutes prior to the beginning of the call.  The call will be webcast live and then archived for 30 days.  ISCO will provide a link to the call on its web site (www.iscointl.com/webcasts.html) for both the live and archived versions.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measure: Operating results before non cash items.  Excluded from this amount are charges for patent amortization, depreciation and other amortization, stock based compensation, and accrued interest expense. We present this non-GAAP financial measure as a supplement in reporting our financial results to provide investors with an additional tool to evaluate our operating results. This non-GAAP financial measure should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses the above non-GAAP financial measure internally to understand, manage and evaluate our business, particularly on a cash flow basis. Our management believes this measure is useful for the Company and investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense for example, and the non-GAAP measure which excludes this item, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods. This non-GAAP measure is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends. Our management believes this non-GAAP financial measure is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Non-GAAP Measurement Table:
	Unaudited	Unaudited
	3 months ended	3 months ended
	September 30, 2008	September 30, 2007
	($ millions)	($ millions)
Net loss per GAAP	(2.3)	(1.8)
Stock-based compensation expense	0.1	0.4
Depreciation and amortization	0.2	0.0
Accrued interest expense	0.6	0.2

Operating results before non cash items	(1.4)	(1.2)

Safe Harbor Statement

Because the Company wants to provide investors with meaningful and useful information, this news release contains, and incorporates by reference, certain "forward-looking statements" that reflect the Company's current expectations regarding the future results of operations, performance and achievements, as defined in the Private Securities Litigation Reform Act of 1995, of the Company. The Company has tried, wherever possible, to identify these forward-looking statements by using words such as "anticipates," "believes," "estimates," “looks,” "expects," "plans," "intends" and similar expressions.  These statements reflect the Company's current beliefs and are based on information currently available to it. Accordingly, these statements are subject to certain risks, uncertainties and contingencies, which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These factors include, among others, the following: market acceptance of the Company’s technology; the spending patterns of wireless network operators in connection with the build out of 2.5G and 3G wireless systems; the Company's immediate need and ability to obtain additional financing; the Company’s need and ability to refinance its existing debt;  the Company's history of net losses and the lack of assurance that the Company's earnings will be sufficient to cover fixed charges in the future; uncertainty about the Company’s ability to compete effectively against better capitalized competitors and to withstand downturns in its business or the economy generally; continued downward pressure on the prices charged for the Company’s products due to the competition of rival manufacturers of front-end systems for the wireless telecommunications market; the timing and receipt of customer orders; the Company's ability to attract and retain key personnel; the Company’s ability to protect its intellectual property; the risks of foreign operations and the risks of legal proceedings. A more complete description of these risks, uncertainties and assumptions is included in the Company's filings with the Securities and Exchange Commission.  You should not place undue reliance on any forward-looking statements.  The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

 (Table Follows)

Three Months Ending
	September 30, 2008	September 30, 2007
	UNAUDITED
	(millions of dollars and shares; except per share data)
Net sales	$1.9	$1.9
Cost and expenses:
Cost of sales	1.0	1.2
Research and development	1.1	0.7
Selling and marketing	0.8	0.6
General and administrative	1.0	1.0
Total costs and expenses	3.9	3.5
Operating loss	$(2.0)	$(1.6)
Other income (expense):
Interest income	0.0	0.0
Interest expense	(0.3)	(0.2)
Other income	0.0	0.0
Total other income (expense)	(0.3)	(0.2)
Net loss	$(2.3)	$(1.8)
Basic and diluted loss per common share	$(0.01)	$0.01
Weighted average number of common shares outstanding	222.2	200.2

Nine Months Ending
	September 30, 2008	September 30, 2007
	UNAUDITED
	(millions of dollars and shares; except per share data)
Net sales	$7.1	$6.3
Cost and expenses:
Cost of sales	3.9	3.6
Research and development	3.9	2.0
Selling and marketing	2.4	1.8
General and administrative	3.4	3.2
Total costs and expenses	13.6	10.6
Operating loss	$(6.5)	$(4.3)
Other income (expense):
Interest income	0.0	0.1
Interest expense	(0.9)	(0.8)
Other income	0.0	0.0
Total other income (expense)	$(0.9)	$(0.7)
Net loss	$(7.4)	$(5.0)
Basic and diluted loss per common share	$(0.03)	$(0.02)
Weighted average number of common shares outstanding	215.8	193.4

Selected Balance Sheet Information:

	(unaudited)
	September 30, 2008	December 31, 2007
	(millions of dollars and shares; except per share data)
Cash and equivalents	$0.8	$1.8
Working capital excl. Debt	$2.8	$5.5
Total assets	$27.7	$22.7
Debt, short term and long term, including related accrued interest	$21.3	$15.9
Stockholder’s equity	$4.3	$4.6

Web site:  http://www.iscointl.com